UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2020

CORVUS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37719	46-4670809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

863 Mitten Road, Suite 102
Burlingame, CA 94010

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 900-4520

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.0001 per share	CRVS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01 Other Events.

On September 17, 2020, Corvus Pharmaceuticals, Inc. (“Corvus” or the “Company”) announced that new data from its clinical collaboration with Genentech, which is being conducted under Genentech’s MORPHEUS umbrella program, will be presented in a poster presentation at the European Society for Medical Oncology (ESMO) Virtual Congress 2020, which is taking place September 19-21, 2020. The poster was made available online today 9:00 am CEST (3:00 am ET) as part of the pre-release of e-Posters.

The ESMO poster (#1315P) covers results from the MORPHEUS Phase 1b/2 study of ciforadenant in combination with Genentech’s Tecentriq® (atezolizumab), compared to a docetaxel chemotherapy control arm, as a second- or third-line therapy in patients with NSCLC who had previously failed on treatment with a platinum-containing chemotherapy regimen and a PD-L1/PD-1 checkpoint inhibitor. The data includes results from 15 patients treated in the combination arm and 14 patients treated in the control arm. The recently described adenosine gene signature biomarker was not utilized in this study. The key data related to ciforadenant from the poster include:

•	In the ciforadenant and atezolizumab combination arm (N=15), 11 patients had response assessment. Of these, one patient achieved a long-term, ongoing partial response (PR) of 13+ months and six patients had long-term, stable disease (SD) including one ongoing SD of 15+ months. In total, four patients (one with a PR and three patients with SD) had disease control of 6+ months, including two patients that are still on therapy.

•	In the docetaxel chemotherapy control arm (N=14), three patients achieved short-term PR (4, 7 and 9 months), two patients achieved disease control beyond six months and all patients have discontinued treatment.

•	The median overall survival (OS) was 11.5 months in the ciforadenant and atezolizumab combination arm, compared to 9.4 months in the control arm.

•	The safety profile in both arms was as expected: no patients receiving ciforadenant and atezolizumab combination had Grade 5 adverse events or adverse event that led to treatment withdrawal. Of the patients receiving docetaxel chemotherapy, 1 experienced a Grade 5 adverse event and 3 had adverse events that led to treatment withdrawal. The overall treatment related adverse event rate was 67% in the combination arm, compared to 93% in the control arm.

To-date, more than 300 patients have been treated with ciforadenant across multiple clinical studies and the Company’s most advanced development program with ciforadenant is for treatment of patients with advanced refractory renal cell carcinoma (RCC). Corvus presented the latest data on RCC patients treated with ciforadenant, along with data supporting the Adenosine Gene Signature’s ability to identify patients likely to respond to treatment with ciforadenant, at the ASCO20 Virtual Scientific Program in May 2020. The data covered 51 patients and showed an objective response rate (ORR) of 17% by RECIST criteria in Adenosine Gene Signature positive patients (n=31) and 0% ORR in the Adenosine Gene Signature negative group (n=20). The Company plans to meet with the U.S. Food & Drug Administration (FDA) to discuss the study design and plans for a ciforadenant pivotal study in advanced refractory RCC using the Adenosine Gene Signature as a biomarker.

Forward-Looking Statements

To the extent that statements contained herein are not descriptions of historical facts regarding Corvus, they are forward-looking statements, including statements related to the potential safety and efficacy of ciforadenant, the Company’s ability to develop and advance product candidates into and successfully complete clinical trials, the utility of the Adenosine Gene Signature and the timing of certain product development milestones. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the Securities and Exchange Commission on July 30, 2020, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its clinical trials of ciforadenant; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete clinical trials; the results of preclinical studies and clinical trials may not be predictive of future results; the unpredictability of the regulatory process; regulatory developments in the United States and foreign countries; and the effects of COVID-19 on the Company’s clinical programs and business operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORVUS PHARMACEUTICALS, INC.

Date: September 17, 2020	By: /s/ Leiv Lea Leiv Lea Chief Financial Officer